As filed with the Securities and Exchange Commission on April 30, 2014

Registration No. 333-181026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Beam Suntory Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	510 Lake Cook Road Deerfield, Illinois 60015 (847) 948-8888	13-3295276
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

KENTON R. ROSE, Esq.

SENIOR VICE PRESIDENT, GENERAL COUNSEL, CHIEF ADMINISTRATIVE OFFICER AND SECRETARY

Beam Suntory Inc.

510 Lake Cook Road, Deerfield, Illinois 60015

(847) 948-8888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one:)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE:

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statement of Beam Suntory Inc., (f/k/a Beam Inc.) (the “Registrant”) on Form S-3 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-181026, registering an indeterminate amount and number of common stock, $3.125 par value per share, preferred stock, without par value, debt securities, debt warrants and warrants to purchase common or preferred stock, which was filed with the SEC on April 27, 2012.

On April 30, 2014, pursuant to that certain Agreement and Plan of Merger, dated as of January 12, 2014 (as amended as of March 11, 2014, the “Merger Agreement”), by and among the Registrant, Suntory Holdings Limited, a Japanese corporation (“Parent”), and SUS Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent, the Registrant became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield, Illinois, on this 30th day of April, 2014. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

BEAM SUNTORY INC.

By:	/s/ Kenton R. Rose
Kenton R. Rose
Senior Vice President, General Counsel, Chief Administrative Officer and Secretary